UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): November 29, 2017

Synthesis Energy Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33522	20-2110031
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Three Riverway, Suite 300, Houston, Texas 77056
(Address of Principal Executive Offices) (Zip Code)

(713) 579-0600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [    ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [    ]

Item 3.03. Material Modification to Rights of Security Holders.

     As described below under Item 5.07, at a special meeting of the stockholders of Synthesis Energy Systems, Inc. (the “Company”) held on November 29, 2017, the Company’s stockholders approved an amendment to the Company’s Certificate of Incorporation to effect a reverse split of the Company’s common stock, par value $0.01 (the “Common Stock”), and authorized the Board of Directors (the “Board”) to, at their sole discretion, select a ratio of between 1-for-2 and 1-for-8.

     Prior to the meeting, but subject to stockholder approval at the meeting, the Board determined to set the reverse stock split ratio at 1-for-8 (the “Reverse Stock Split”). The Reverse Stock Split will become effective as of 5:00 p.m., Eastern Time on December 1, 2017 (the “Effective Time”), pursuant to a Certificate of Amendment (the “Certificate of Amendment”) to the Company’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 30, 2017.

     A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1 and is incorporated herein by reference. This discussion is qualified in its entirety by reference to the full text of the Certificate of Amendment.

     In connection with the Reverse Stock Split, the CUSIP number of the Common Stock will be changed to 871628 202. The Common Stock will begin trading on the NASDAQ Capital Market on a split-adjusted basis on December 4, 2017 under the new ticker symbol “SES”.

     As a result of the Reverse Stock Split, every eight (8) shares of the Company’s issued and outstanding Common Stock will be converted into one (1) share of Common Stock, reducing the number of issued and outstanding shares of the Company’s common stock from approximately 87.5 million to approximately 10.9 million. There was no change in the par value of the Common Stock and the total number of authorized shares of Common Stock was also unchanged.

     No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-reverse stock split shares of the Common Stock not evenly divisible by eight (8), will have the number of post-reverse split shares of the Common Stock to which they are entitled rounded up to the next whole number of shares of the Common Stock. No stockholders will receive cash in lieu of fractional shares.

     The Reverse Stock Split will not change the authorized number of shares of Common Stock or preferred stock of the Company. Pursuant to the terms of the Company’s outstanding convertible securities, options and warrants, the number of shares into which such convertible securities may be converted will be proportionately adjusted to reflect the Reverse Stock Split, and, pursuant to their terms, a proportionate adjustment will be made to the per share exercise price and number of shares issuable under of all of the Company’s outstanding stock options and warrants to purchase shares of common stock, and the number of shares reserved for issuance pursuant to the Company’s equity compensation plans will be reduced proportionately.

     For more information regarding the amendment and the reverse split, please see the Company’s proxy statement filed on October 13, 2017.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

     The information from Item 3.03 regarding the Certificate of Amendment is incorporated into this Item 5.03 by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders.

     At the special meeting of the stockholders of the Company held on November 29, 2017, the result of the vote to authorize the Board, in its sole and absolute discretion, without further action of the stockholders, to amend the Company’s Certificate of Incorporation to implement a reverse stock split of the Common Stock at a ratio of not less than 1-for-2 and not greater than 1-for-8, within one year from the date of the meeting, with the exact ratio to be determined by the Board was as follows:

Number of Votes Voted For	Number of Votes Voted Against	Number of Votes Abstaining	Number of Broker Non-Votes
51,044,305	3,669,713	636,744	0

Item 8.01. Other Events.

     On November 30, 2017, the Company issued a press release announcing the Reverse Stock Split. A copy of the press release is filed herewith as Exhibit 99.1

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit

3.1	Certificate of Amendment to the Company’s Certificate of Incorporation filed on November 30, 2017

99.1	Press Release dated November 30, 2017 re reverse split

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Synthesis Energy Systems, Inc.

Date: November 30, 2017	By:	/s/ DeLome Fair
DeLome Fair
President and Chief Executive Officer